Exhibit 99.1
CVR Energy Subsidiary Signs Crude Supply Pact with Vitol
SUGAR LAND, Texas (Dec. 3, 2008) – Independent petroleum refiner Coffeyville Resources Refining & Marketing, LLC, a subsidiary of CVR Energy, Inc. (NYSE: CVI), announced today that it has signed a two-year crude oil supply agreement with Vitol Inc. Specific terms of the agreement, which becomes effective Dec. 31, 2008, were not released.
Founded in 1966, the Vitol Group is one of the world’s largest physical oil and commodities trading companies. The Vitol group of companies operates from six major offices, including one in Houston. Vitol also has interests in oil terminals and energy related assets worldwide.
Under the agreement, Vitol will provide crude oil supply and logistics intermediation on behalf of Coffeyville Resources Refining & Marketing through a term ending Dec. 31, 2010, which can be extended under the terms of the agreement.
“Vitol’s proposal is very competitive both from a cost and operational standpoint,” said Jack Lipinski, CVR Energy’s chairman, president and chief executive officer. “We are very pleased with the capabilities and experience the Vitol team brings to this deal. We look forward to a long standing productive relationship with Vitol.”
The Vitol agreement replaces an oil supply agreement with J. Aron & Company, which will expire on Dec. 31, 2008. Coffeyville Resources Refining & Marketing entertained several proposals before selecting Vitol.
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About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses include an independent refiner that operates a 115,000 barrel per day refinery in Coffeyville, Kan., and markets high-value transportation fuels supplied to customers through tanker trucks and pipeline terminals; a crude oil gathering system serving central Kansas, northern Oklahoma and southwest Nebraska; an asphalt and refined fuels storage and terminal business in Phillipsburg, Kan.; and, through a limited partnership, an ammonia and urea ammonium nitrate fertilizer business located in Coffeyville, Kan.
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Investor Relations:	Media Relations:
Stirling Pack, Jr. CVR Energy, Inc.	Steve Eames CVR Energy, Inc.

281-207-3464 InvestorRelations@CVREnergy.com	281-207-3550 MediaRelations@CVREnergy.com